ACCOUNT AGREEMENT

1. ACCOUNT STATUS
This Account Agreement (“Agreement”) sets forth the terms and conditions upon which R.J. O’Brien & Associates, LLC (“R.J. O’Brien”) will accept and maintain for the undersigned Customer one or more accounts and act as broker or dealer for Customer in the execution and clearance of orders for transactions (whether domestic or foreign) involving the purchase and sale of futures contracts; options on futures contracts; commodities and forward contracts, security futures contracts (“SSF”); option, spot and for- ward foreign exchange transactions; exchange for physicals (“EFPs”); and any other cash transaction or derivative, or any similar instruments which may be purchases, sold or cleared by or through an FCM (individually, a “Contract” and collectively, “Contracts”). Customer hereby represents that all responses made in connection with the Account Application and this Agreement are complete and correct, and that R.J. O’Brien will be informed of any material change in such data, including financial information.

If this account has been introduced to us, all references to us in this Agreement shall include your broker, and your broker shall enjoy all benefits and rights hereunder. Customer agrees and acknowl- edges that broker and R.J. O’Brien may share information with each other regarding or relating to Customer and/or Customer’s account (s). Customer warrants to R.J. O’Brien that if Customer is an individual or if this is a joint account, Customer (s) is of legal age and of sound mind. Unless otherwise indicated in the Applica- tion, no one except the Customer (s) identified in the Account Application has an interest in the account (s). Customer agrees to permit verification of relevant information by R.J. O’Brien through third parties (including credit reporting entities). In any event, this Agreement and the account (s) permitted hereunder become effective only upon acceptance by an authorized repre- sentative of R.J. O’Brien at its principal office in Chicago, Illi- nois.

2. ACCOUNT RISKS
A.)	TRADING IN CONTRACTS IS HIGHLY SPECULATIVE AND IN NO SENSE MAY BE CONSIDERED A CONSERVATIVE INVESTMENT;
B.)
BECAUSE OF THE LOW MARGIN DEPOSITS NORMAL- LY UTILIZED AND THE VOLATILE PRICE MOVE- MENTS WHICH CAN OCCUR IN THE MARKETS FOR CONTRACTS, THE POSSIBILITY OF RAPID AND SUB- STANTIAL LOSSES IS CONTINUALLY PRESENT;

C.)	TRADING IN CONTRACTS IS APPROPRIATE ONLY FOR THOSE PERSONS FINANCIALLY ABLE TO WITHSTAND SUBSTANTIAL LOSSES, SOMETIMES GREAT- LY EXCEEDING THE VALUE OF THEIR MARGIN DEPOSITS; AND
D.)
NO ONE (INCLUDING FUTURES COMMISSION MER- CHANTS , ASSOCIATED PERSONS, INTRODUCING BROKERS, FUND MANAGERS, COM- MODITY TRADING ADVISORS OR POOL OPERA- TORS) CAN GUARANTEE PROFITS OR THE ABSENCE OF LOSSES. CUSTOMER AGREES TO PROMPTLY NOTIFY THE R.J. O’BRIEN COMPLIANCE DEPARTMENT IF ANY SUCH GUARANTEE IS SUGGESTED.

3. MARGINS
All checks and funds from Customer, to be credited to Customer’s account(s), must be payable only to “R.J. O’Brien”. Customer agrees at all times to maintain such margin in his account(s) as R.J. O’Brien may from time to time (at its sole discretion) require, and will meet all margin calls in a reasonable amount of time. Customer agrees that, if requested to do so, Customer will promptly wire- transfer such funds. Market conditions permitting, R.J. O’Brien agrees to make reasonable efforts to notify Customer of margin calls and/or deficiencies and to allow a reasonable period for Cus- tomer to provide funds.

FOR PURPOSES OF THIS AGREEMENT, A REASONABLE AMOUNT OF TIME SHALL BE DEEMED TO BE ONE (1) HOUR, OR LESS THAN ONE HOUR IF, IN R.J. O’BRIEN’S BUSINESS JUDGMENT, MARKET CONDITIONS WARRANT.

Customer further agrees that, notwithstanding anything in this Agreement to the contrary, in the event that the account (s) is under margined, has zero equity or is equity deficit at any time, or in the event that R.J. O’Brien is unable to contact Customer due to Cus- tomer’s unavailability or due to a breakdown in electronic commu- nications, R.J. O’Brien shall have the right to liquidate all or any part of Customer’s positions through any means available, without prior notice to the Customer.

R.J. O’Brien may require margin in excess of that required by appli- cable law, regulation, exchange or clearinghouse minimums. Cus- tomer acknowledges that R.J. O’Brien has no obligation to establish uniform margin requirements among products or customers, that margins required by R.J. O’Brien may exceed the minimum margin requirements of the applicable exchange or clearinghouse, and that margin requirements may be increased or decreased from time to time in R.J. O’Brien’s discretion, without advance notice to Cus- tomer. All deposits shall be deemed made only when cleared funds are actually received by R.J. O’Brien. If a check is not honored or paid by a bank upon presentment, R.J. O’Brien will immediately debit Customer’s account for the amount of the returned check as well as any fees incurred.

Any failure by R.J. O’Brien to call for margin at any time shall not constitute a waiver of R.J. O’Brien’s right to do so any time thereaf- ter, nor shall such failure create any liability to the Customer. R.J. O’Brien shall not be liable to Customer for the loss or loss of use of any margin deposits option premiums, or other property, which is caused, directly or indirectly, by the failure or delay by any bank, trust company, exchange, clearing organization, other clearing bro- ker or entity that is holding funds, securities, or other property to pay or deliver the same to R.J. O’Brien. R.J. O’Brien may, for any reason, require Customer to transfer its account (s) to another firm. If Customer does not transfer its positions promptly upon demand by R.J. O’Brien, R.J. O’Brien may liquidate the positions and Cus- tomer agrees to indemnify and hold R.J. O’Brien harmless from any and all losses resulting from such liquidation.

Customer acknowledges that R.J. O’Brien is hereby authorized, for its account and benefit, from time to time and without notice to Customer, either separately or with others, to lend, repledge, hy- pothecate or rehypothecate, either to itself or to others, any and all property (including but not limited to securities, commodities ware- house receipts or other negotiable instruments) held by Customer in any of its accounts and R.J. O’Brien shall not at any time be re- quired to deliver to Customer such identical property but may fulfill its obligation by delivery of property of the same kind and amount.

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4. LIQUIDATION OF ACCOUNTS
In the event of: (a) the death or judicial declaration of incompetency of Customer; (b) the filing of a petition in bankruptcy, or a petition for the appointment of a receiver; (c) the filing of an attach- ment against any of the Customer’s account carried by R.J. O’Bri- en; (d) insufficient margin as determined by R.J. O’Brien in its sole discretion, or R.J. O’Brien’s determination that any collateral deposited to protect one or more accounts of customer is inade- quate, regardless of current market quotations, to secure the ac- count; or (e) any other circumstances or developments that R.J. O’Brien deems to require action necessary for its protection, R.J. O’Brien is hereby authorized, according to its judgment and in its sole discretion, to take one or more of any portion of the following actions: (1) satisfy any obligation Customer may have to R.J. O’Brien, either directly or by way of guaranty or suretyship, out of any of Customer’s funds or property in the custody or control of R.J. O’Brien, (2) sell any or all futures contracts, commodities, or securities held or carried for Customer or purchase any or all fu- tures contracts, commodities, or securities held or carried as short position for Customer; (3) cancel any or all outstanding orders, Contracts or any other commitments made on behalf of Customer.

Any of the above actions may be taken without demand for margin or additional margin, without prior notice of sale or purchase or other notice or advertisement to Customer, his personal representa- tives, heirs, executors, administrators, legatees, or assigns, and regardless of whether ownership interest shall be solely Custom- er’s or held jointly with others. In liquidating Customer’s long or short position, R.J. O’Brien, in its sole discretion, may sell or pur- chase in the same contract month or initiate new long or short positions in order to establish a spread or straddle which in R.J. O’Brien’s judgment may be necessary or advisable to protect ex- isting positions in Customer’s account, including by means of an EFP, EFS, EFO, or EFR or similar transaction.

5. CUSTOMER DEFAULT
In the event that: (i) Customer defaults on any obligations to R.J. O’Brien hereunder or otherwise in respect of any transaction or agreement; (ii) Customer fails to deposit or maintain required mar- gin, fails to pay required premiums or fails to make any other pay- ments required hereunder or otherwise in respect of any Contract; (iii) any representation made by Customer is not or ceases to be accurate and complete in any material respect; (iv) a case in bank- ruptcy is commenced or a proceeding under any insolvency or other law for the protection of creditors or for the appointment of a receiver, trustee or similar officer is filed by or against Custom- er, or Customer makes or proposes to make any arrangement or composition for the benefit of its creditors, or Customer or any of its property is subject to any agreement, order or judgment provid- ing for Customer’s dissolution, liquidation or reorganization, or for the appointment of a receiver, trustee or similar officer of Cus- tomer or such property; (v) any warrant or order of a attachment is issued against any Account or a judgment is levied against any Account; or (vi) R.J. O’Brien reasonably considers it necessary for its protection; then, R.J. O’Brien shall have the right, without limi- tation, to (A) close out any or all of Customer’s open Contracts; (B) cancel any or all of Customer’s outstanding orders; (C) treat any or all of Customer’s obligations due R.J. O’Brien as immedi- ately due and payable; (D) set off any obligations of R.J. O’Brien to Customer against any obligations of Customer to Collateral or the proceeds of the sale of any Collateral to satisfy R.J. O’Brien; (E) sell any Collateral and/or set off and apply any any obligations of Customer to R.J. O’Brien; (F) borrow or buy any options, securities, Contracts or other property for any Ac- count; and/or (G) terminate any or all of R.J. O’Brien’s obligations for future performance to Customer. So long as R.J. O’Brien’s rights or position would not be jeopardized thereby, R.J. O’Brien shall make a good faith effort to notify Customer of its intention to take any of the actions specified in (A) through (G) above before taking any such action, provided that R.J. O’Brien shall not be deemed to have breached any obligation to Customer if no such notice is given. Any sale or purchase hereunder may be made in any manner determined by R.J. O’Brien to be commercially reasonable. It is understood that, in all cases, a prior demand or notice shall not be considered a waiver of R.J. O’Brien’s right to take any action provided for herein and that Customer shall be liable for the pay- ment of any deficiency remaining in each Account after any such action is taken, together with interest thereon and all costs relating to liquidation and collection (including reasonable attorneys’ fees).

6. SECURITY
As security for the payment or performance of all obligations to R.J. O’Brien or any of its affiliates now or hereafter existing (collectively, the “R.J. O’Brien Entities”) presently outstanding or to be incurred under this or any other agreement or otherwise, Cus- tomer grants the R.J. O’Brien Entities a security interest in and right of setoff against any and all property belonging to Customer or in which Customer may have an interest, and the proceeds thereof, held by any R.J. O’Brien Entity or carried in any account of Cus- tomer with any R.J. O’Brien Entity, or which are, or may become, due to Customer or to any of the R.J. O’Brien Entities for any of Customer’s accounts (including amounts from any exchange or clearing broker in respect of any Contracts) and all rights Customer may have against any of the R.J. O’Brien Entities (collectively, the “Collateral”). The Collateral shall be subject to such security inter- est and right of setoff to discharge all obligations of Customer to any of the R.J. O’Brien Entities, wherever or however arising and without regard to whether or not any R.J. O’Brien Entity has made loans with respect to such Collateral.

The R.J. O’Brien Entities are authorized to sell and/or purchase any and all property in any account or to liquidate open Contracts or redeem money market or cash deposit investments in any account of Customer without notice in order to satisfy such obligations. In enforcing its security interest, the R.J. O’Brien Entities shall have the discretion to determine the amount, order and manner of proper- ty to be sold and shall have all the rights and remedies available to a secured party under applicable law. Without the consent of R.J. O’Brien, Customer will not cause or allow any of the collateral held in any Customer account, whether now owned or hereafter ac- quired, to be or become subject to liens, security interests, mortgag- es or encumbrances of any nature other than the security interest in favor of the R.J. O’Brien Entities. Customer acknowledges that R.J. O’Brien and each of its affiliates act as agents for each other in respect of the Collateral subject to the security interest, lien and right of setoff described above.

7. DEBIT BALANCES, COMMISSIONS, FEES AND OTHER COSTS
Customer agrees to pay (i) the amount of any trading loss, debit balance or deficiency in any of Customer’s accounts; (ii) all commissions, fees and other costs incurred in connection with contracts

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executed, carried and/or cleared by R.J. O’Brien, including but not limited to, introducing broker and floor brokerage, clearing, ex- change and NFA fees and (iii) all regulatory, exchange and other self-regulatory fees, fines, penalties and charges, and any taxes, incurred or imposed with respect to Contracts or other transactions in or for Customer’s accounts and any other service-related fees charged to your account, including, but not limited to, wire transfer fees, statement fees and transaction fees. In the event that Cus- tomer’s account is transferred to another broker, transfer commissions and/or service fees may be charged.

Any interest accrued in any account on excess cash balances shall be retained by R.J. O’Brien. R.J. O’Brien shall be under no obligation to pay or account to Customer for any interest income or benefits that may be derived from or use of client monies, reserves, deposits, cash equivalents or any other property. If Customer does not promptly pay a debit in Customer’s account (s) and R.J. O’Bri- en deems it necessary to take collection action, Customer will hold R.J. O’Brien harmless for all losses and expenses and will reim- burse R.J. O’Brien for the debit and all costs incurred, including reasonable attorneys’ fees, in connection with such collection actions. Customer agrees to pay interest on debits and deficiencies at the greater of 2% per month or at an annual rate of 2% over the prime rate at the Harris Trust & Savings Bank of Chicago.

R.J. O’Brien is authorized to transfer among your regulated ac- count and any of your other account(s), including foreign exchange account(s) and non-regulated accounts(s) and vice versa, such excess funds as may be required for any reason R.J. O’Brien deems appropriate in R.J. O’Brien’s sole and absolute discretion.

8. FOREIGN EXCHANGE RISK
If Customer directs R.J. O’Brien to enter into any transaction which is effected in a foreign currency or if funds provided by Customer involve the use of a foreign currency, any profit or loss arising as a result of a fluctuation in the exchange rate affecting such currency will be entirely for Customer’s account and risk. All initial and subsequent deposits for margin purposes shall be made in U.S. dollars, unless otherwise requested in writing by Customer, and written approval from R.J. O’Brien is obtained. R.J. O’Brien is authorized to convert funds in Customer’s account (s) into and from the relevant foreign currency at the rate of exchange plus appropriate fees, obtained from R.J. O’Brien or R.J. O’Brien’s banker.

9. EXCHANGE AND FEDERAL RULES
All transactions handled by R.J. O’Brien on Customer’s behalf shall be subject to the constitution, regulations, customs and inter- pretations of each exchange or market (and its clearing house, if any), on which the trades are executed, and to all applicable statutes and governmental regulations. R.J. O’Brien shall not be liable to Customer as a result of any action taken by R.J. O’Brien to comply therewith. R.J. O’Brien’s violation of any exchange or other self regulatory organization’s regulations shall not provide Customer with either a defense to a claim by R.J. O’Brien or the basis of a claim against R.J. O’Brien. R.J. O’Brien has no obliga- tion to ensure that Customer abides by the rules and regulations pertaining to it.

10. POSITIONS AND DELIVERIES
Customer acknowledges Customer’s reporting obligations (regarding certain sized positions) under CFTC Regulations, including the obligation to complete Form 40 upon request by the CFTC. Customer acknowledges that the making or accepting of delivery pursuant to a futures contract may involve a much higher degree of risk than liquidating a position by offset. R.J. O’Brien has no control over and makes no warranty with respect to grade, quality, or tolerances of any commodity delivered in fulfillment of a contract. Customer understands that, unless the contract specifications state to the contrary, every futures contract contemplates delivery and Customer shall promptly advise R.J. O’Brien if Customer intends to make or take delivery. When Customer intends to take delivery, Customer shall deposit with R.J. O’Brien the full value of the commodity at least one (1) business day prior to the first notice day and, in the case of short positions, at least four (4) business days prior to last trading day. Alternatively, sufficient funds to take delivery or the necessary documents must be in the possession of R.J. O’Brien within the same periods described above. If R.J. O’Brien does not receive the aforementioned instructions, funds or documents, R.J. O’Brien is authorized, at its discretion, to borrow or buy any property necessary to honor such obligation, and customer shall pay and indemnify R.J. O’Brien for any costs, losses, penalties or damages (including, but not limited to delivery and storage costs) which R.J. O’Brien may incur in fulfilling this responsibility.

Customer agrees that R.J. O’Brien, at its discretion, may establish trading limits for Customer’s account and may limit the number of open positions (net or gross) which Customer may execute, clear, and/or carry with or acquire through it.Customer agrees (i) not to make any trade which would have the effect of exceeding such limits, (ii) that R.J. O’Brien may require Customer to reduce open positions carried with R.J. O’Brien, and (iii) that R.J. O’Brien may refuse to accept orders to establish new positions. R.J. O’Brien may impose and enforce such limits, reduction, or refusal whether or not they are required by applicable law, regulations, or rules. Customer shall comply with all position limits established by any regulatory or self-regulatory organization or any exchange. In addition, Cus- tomer agrees to notify R.J. O’Brien promptly if Customer is required to file position reports with any regulatory or self-regulatory organization or with any exchange and agrees to provide R.J. O’Brien with copies of any such report. R.J. O’Brien expressly disclaims any liability for Customer’s losses related to Customer’s exceeding applicable limits.

Customer understands that if Customer does not liquidate a position prior to the end of trading on the last day before expiration of a security futures contract (“SSF”), Customer will be obligated to either make or accept a cash payment for cash settled contracts, or make or accept delivery of the underlying securities in exchange for final payment of the settlement price for SSF contracts settled by physical delivery. Unless the SSF contract specifications state to the contrary, every SSF contract contemplates delivery. Before a Customer will be allowed to make or take delivery of an SSF, Customer must provide R.J. O’Brien with information relating to the broker-dealer through which Customer will effect delivery. In this regard Customer will identify the name of the broker-dealer, the broker-dealer’s Depository Trust Number, the broker Dealer’s Institutional ID number, and the Customer’s account number on the books of the broker-dealer.

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When a customer intends to take delivery, Customer shall provide notification and deposit with R.J. O’Brien the full value of the underlying securities subject to the SSF at least five (5) business days prior to the last trading day of the contract. When the custom- er holds a short position and intends to make delivery, Customer shall provide notification and tender the underlying securities subject to the SSF to R.J. O’Brien at least five (5) business days prior to the last trading day. If R.J. O’Brien does not receive the aforementioned instructions, funds or stocks, R.J. O’Brien is authorized, at its discretion, to borrow or buy any stock necessary to honor such obligation, or to liquidate or otherwise offset the position, and Customer shall pay and indemnify R.J. O’Brien for any costs, losses, penalties or damages (including, but not limited to settlement and transaction costs) which R.J. O’Brien might incur in fulfilling this responsibility.

Approval for hedge margins does not exempt an account from speculative positions limits. To be exempt from speculative position limits requires application and approval of a hedge exemption from the CFTC and the contract’s respective exchange.

11. OPTIONS
CUSTOMER WILL NOT PURCHASE A PUT OR CALL UNLESS CUSTOMER IS ABLE TO SUSTAIN THE TOTAL LOSS OF THE PREMIUM AND RELATED TRANSACTION COSTS. CUSTOMER WILL NOT SELL (WRITE) A CALL OR PUT OPTION UNLESS CUSTOMER EITHER HAS AN OFFSETTING POSITION IN THE UNDERLYING FUTURES CONTRACT OR IS ABLE TO WITHSTAND SUBSTANTIAL FINANCIAL LOSSES.

Customer recognizes that Customer is fully responsible for taking action to exercise an option contract. R.J. O’Brien shall not be required to take any action with respect to an option contract, including any action to exercise a valuable option prior to its expiration date, except upon express instructions from Customer. In this connection, Customer understands that exchanges have established exercise cut-off times for the tender of exercise instructions, and that Customer’s options may become worthless in the event that Customer does not provide instructions promptly. Customer also understands that some exchanges may automatically exercise long in the money options pursuant to the regulations of such exchange. Customer further understands that R.J. O’Brien cut-off times may differ from the times established by the exchanges, and hereby agrees to waive any and all claims for damage or loss which might arise out of an option not being exercised. R.J. O’Brien will not be responsible for information regarding option expiration dates and assignment notification. Additionally, R.J. O’Brien will not be responsible for any errors or omissions regarding such information. Customer understands that short option positions are subject to assignment at any time, including positions established on the same day that exercises are assigned. Notices of assignment are allocated on a random basis among all customers’ short option positions which are subject to exercise

12. LIMITATION OF LIABILITY OF R.J. O’BRIEN
Customer authorizes R.J. O’Brien to purchase and sell Contracts, in accordance with Customer’s oral or written instructions. In exe- cuting transactions on an exchange, R.J. O’Brien will not be responsible to Customer for negligence or misconduct of an independent floor broker selected by R.J. O’Brien R.J. O’Brien will not be responsible to Customer in the event of error, failure, negli- gence, or misconduct on the part of any non-guaranteed Introduction Customer’s behalf and, without limiting the foregoing, R.J. O’Brien has no obligation to investigate the facts surrounding any transaction in Customer’s Account (s) which is introduced by such non-guaranteed Introducing Broker, Commodity Trading Advisor, or other person. With respect to guaranteed Introducing Brokers, Customer agrees that R.J. O’Brien’s maximum liability to Customer shall be limited to the amount of the minimum net capital require- ment (calculated in accordance with 17 C.F.R. §1.17 as of the date of the finding of actual liability), that would have been required for the guaranteed Introducing Broker had it been a non-guaranteed Introducing Broker. Customer expressly acknowledges that a finding of liability against an Introducing Broker may substantially exceed the amount of the Introducing Broker’s minimum net capital requirement which, in some circumstances may be as low as $45,000. This means that Customer’s right to recover from R.J. O’Brien, with respect to any Guaranteed Introducing Broker, pursu- ant to the provisions of this paragraph could also be limited to $45,000.

Customer shall have no claim against R.J. O’Brien for any loss, damage, liability, cost, charge, expense, penalty, fine, or tax caused directly or indirectly by (a) governmental, court, exchange, regulatory or self-regulatory organization restrictions, regulations, rules, decisions, or orders, (b) suspension or termination of trading, (c) war or civil or labor disturbance, (d) delay or inaccuracy in the transmission or reporting of orders due to a breakdown or failure of computer services, transmission, communication or execution facilities, (e) the failure or delay by any exchange or clearinghouse to enforce its rules or to pay to R.J. O’Brien any margin due in respect of Customer’s account, (f) the failure or delay by any bank, trust company, clearing organization, or other person which, pursuant to applicable exchange rules, is holding Customer funds, securities, or other property to pay or deliver the same to R.J. O’Brien, (g) any other cause or causes beyond R.J. O’Brien’s control; (h) as a result of any action taken by R.J. O’Brien or its agents to comply with applicable law (including for this purpose the rules of exchanges, clearinghouses and other self-regulatory organizations); (i) as a result of any actions taken by R.J. O’Brien in connection with the exercise of the available remedies pursuant to Section 4; or (j) for acts or omissions of those neither employed nor supervised by R.J. O’Brien. R.J. O’Brien shall not be responsible for any loss, liability, damage or expense except to the extent that such loss, liability, damage or expense arises from its gross negligence or willful misconduct. In no event will R.J. O’Brien or any of its service providers be liable to Customer for consequential, incidental or special damages, even if advised of the possibility of such damages.

13. COMMUNICATIONS AND ORDERS
Since contracts may experience rapid movements in price, Customer’s attention is required in the placement of orders and execution of the same by R.J. O’Brien. Unless a managed (discretionary) account has been arranged through the execution of a written trading authorization, each order should be communicated to R.J. O’Brien by the Customer or Customer’s duly authorized broker. Instructions should include, but may not necessarily be limited to, the commodity involved, quantity, price, and delivery month. Any trade not specifically authorized by Customer must be immediately reported by Customer directly to R.J. O’Brien’s Compliance Department. Customer will be financially responsible for all trades not so report- ed and for any losses arising by virtue of a course of dealing involving his grant of de facto control over the account to broker.

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R.J. O’Brien makes no representation, warranty or guarantee as to, and shall not be responsible for, the accuracy or completeness of, any information or trading recommendations furnished to Customer by its employees or agents.

Orders are good for one day only (regular day trading session) unless specified and accepted as being “open”, in which case the order will remain open until filled or the Customer specifies otherwise. In some circumstances, R.J. O’Brien may be on the other side of Customer’s trade. The price at which an order is actually executed shall be binding, even if incorrectly reported. Similarly, an order actually executed but in error reported as not executed is also binding.

Customer agrees that when R.J. O’Brien executes sell or buy orders on Customer’s behalf, R.J. O’Brien, its directors, officers, employees, agents, affiliates, and any floor broker or terminal operator may take the other side of Customer’s order for the account of such person subject to such order being executed in accordance with and subject to the limitations and conditions, if any, contained in applicable rules and regulations.

R.J. O’Brien offers certain Internet-based, electronic order entry platforms for the purpose of facilitating the entry of customer or- ders trading in Contracts (“RJO Platform (s)”). Customer understands that while the Internet and the World Wide Web generally are dependable, technical problems or other conditions may delay or prevent Customer from entering or canceling an order on an RJO Platform, or likewise may delay or prevent R.J. O’Brien from executing an order on an RJO Platform. R.J. O’Brien shall not be liable for, any technical problems, system failures and malfunc- tions, communication line failures, equipment or software failures or malfunctions, system access issues, system capacity issues, high Internet traffic demand, security breaches and unauthorized access beyond the reasonable control of R.J. O’Brien, or other similar computer problems and defects relating to an RJO Platform. R.J. O’Brien does not represent, warrant or guarantee that Customer will be able to access or use an RJO Platform at times or locations of Customer’s choosing, or that R.J. O’Brien will have adequate capacity for an RJO Platform as a whole or in part by R.J. O’Brien’s or Customer’s use of or reliance on an RJO Platform or its content or in otherwise performing its obligations under or in connection with this Agreement. R.J. O’Brien reserves the right to suspend service and deny access to any RJO Platform without prior notice during scheduled or unscheduled system maintenance or upgrading.

In the event that Customer is unable to transmit an order through an RJO Platform, or is unable to confirm that an electronic order has been received by R.J. O’Brien, Customer should follow these procedures: (i) if Customer’s account is introduced to R.J. O’Brien by an Introducing Broker, Customer must contact the Introducing Broker, notify the Introducing Broker of the exact nature of the problem and, if appropriate, place the order by phone through the Introducing Broker; (ii) if Customer is unable to contact his Introducing Broker by telephone, or, if Customer’s account is not an introduced account, Customer must contact R.J. O’Brien at (312) 373-5000 and notify R.J. O’Brien of the exact nature of the problem including, but not limited to, the details of the order (including the contract, quantity and whether the order was to buy or sell). Customer agrees that any order placed through this number shall be for liquidation of existing positions only. This number is not to be called by customer for customer support. Customer agrees that when following these procedures, Customer shall be liable for any losses arising out of any order that has previously been transmitted by electronic means, as well as the order placed orally through R.J. O’Brien or Customer’s Introducing Broker.

14. REPORTS AND NOTICES
SHOULD INACCURACIES OR DISCREPANCIES APPEAR ON CUSTOMER’S STATEMENTS OF ACCOUNT(S), MARGIN CALLS, OR NOTICES CUSTOMER AGREES THAT IT IS CUS- TOMER’S DUTY TO INFORM R.J. O’BRIEN OF THE PROBLEM BY TELEPHONE OR FACSIMILE IMMEDIATELY UPON THE EARLIER OF ACTUAL RECEIPT OF THE STATEMENT BY CUSTOMER, OR THE TIME THE STATEMENT IS DEEMED RECEIVED BY CUSTOMER PURSUANT TO THIS PARAGRAPH 14. IN THE EVENT THAT CUSTOMER DOES NOT RESPOND IMMEDIATELY, EXECUTED ORDERS AND STATEMENT REPORTS SHALL BE CONSIDERED RATIFIED BY CUSTOMER AND SHALL RELIEVE R.J. O’BRIEN OF ANY RESPONSIBILITY WHATSOEVER RELATIVE TO THE TRANSACTION(S) IN QUESTION. ALL REPORTS OF INACCURACIES OR DISCREPANCIES MUST BE MADE TO CUS- TOMER’S BROKER AND TO R.J. O’BRIEN’S COMPLIANCE
DEPARTMENT.

Customer has the responsibility to maintain contact with Custom- er’s individual broker at all times that Customer has market posi- tions or has placed orders but is not available at Customer’s regular address or telephone number to receive reports.

Customer authorizes R.J. O’Brien to transmit electronically (which may include electronic mail) to Customer or post on an RJO Plat- form all statements, compilations and details of transactions, and other notices, and Customer hereby consents to such methods of receiving such information. There will not be any additional cost or fee for this service. If Customer requests a hard copy of any of these documents, other than by downloading or printing such information or documents from an RJO Platform, there will be a charge as es- tablished by R.J. O’Brien from time to time. This consent to receiv- ing such information electronically shall be effective until revoked by Customer in writing and delivered to R.J. O’Brien. It shall be Customer’s responsibility to check Customer’s electronic mail and an RJO Platform site on a regular basis, and no less than daily, to receive statements, compilations and details of transactions, and other notices from R.J. O’Brien. Customer agrees to download or print such statements, compilations and details of transactions, and other notices if such statements or information are available for downloading or printing. Information sent by electronic mail shall be deemed received by Customer by 10:00 a.m. (Central Time) the next business day after R.J. O’Brien sends the electronic mail. In- formation and notices posted on an RJO Platform shall be deemed received by Customer by 10:00 a.m. (Central Time) after R.J. O’Brien posts such information and notices. Customer shall promptly notify R.J. O’Brien of any difficulty in accessing, opening or otherwise viewing an electronically transmitted document or information.

Upon Customer’s request, R.J. O’Brien will use an alternative method of delivering such document or information to Customer, at Customer’s sole expense. Such alternative means of delivery shall not affect the date such document or information is deemed re- ceived by Customer, as set forth above. Details of trades and any other similar information or notices either sent to Customer or post- ed on an RJO Platform shall be conclusive and binding unless Customer notifies R.J. O’Brien to the contrary,

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Rev 8/12R	9	ESTABLISHED IN 1914

(i) where a report or notice is sent electronically, posted on an RJO Platform or made orally, then, as the case may be, at the earlier of the time actually received, or deemed to be received pursuant to this paragraph 14 by Customer, or (ii) where a report or notice is in writing by 8:00 a.m. (Central Time) on the next Business Day following receipt of such report.

15. CUSTOMER REPRESENTATIONS, WARRANTIES, AND AGREEMENTS
Customer represents and warrants to and agrees with R.J. O’Brien that:
A)
Customer, if an individual, represents that he or she is of legal age and competence to enter into this Agreement and that transactions in Contracts as contemplated by this Agreement are appropriate for Customer and consistent with Customer’s investment objectives;

B)
Customer, if a legal entity, represents that it is duly orga- nized, validly existing, and empowered to enter into this Agreement, to establish the Account, to enter into transac- tions in Contracts as contemplated hereby and that such trans- actions are suitable for Customer and do not violate any of Customer’s constituent documents. Customer further repre- sents that the person executing this Agreement on its behalf has been duly and validly authorized to do so;

C)
Neither Customer nor any partner, director, officer, member, manager, or employee of Customer nor any affiliate of Cus- tomer is a partner, director, officer, member, manager, or employee of a futures commission merchant, broker-dealer, introducing broker, or regulatory of self-regulatory organiza- tion except as previously disclosed in writing to R.J. O’Brien;

D)
except as disclosed on the accompanying General Account Application or otherwise provided in writing, (i) Customer is not a commodity pool operator or is exempt from registration under CFTC rules, and (ii) Customer is acting solely as prin- cipal and no one other than Customer has any interest in any Account of Customer. Customer agrees to notify R.J. O’Brien of the identity of any other person or entity that controls the trading of the Account, has a financial interest of 10% or more in the Account or the identity of any other account in which the Customer controls or has a 10% or greater owner- ship interest;

E)
If Customer’s account has been designated as a “hedge ac- count”, and unless Customer notifies R.J. O’Brien to the con- trary at the time it places an order with R.J. O’Brien, Custom- er represents that each such order will be a bona fide hedging transaction as defined in CFTC Regulation 1.3(z);

F)
Customer represents that it will maintain its Account in ac- cordance with and shall be solely responsible for compliance with laws and with rules, regulations, and/or guidelines issued by federal, state, or administrative bodies having oversight or regulatory authority over its activities;

G)
Customer has determined that trading in commodity interests is appropriate for Customer, is prudent in all respects and does not and will not violate Customer’s charter or by-laws (or other comparable governing document) or any law, rule, regulation, judgment, decree, order, or agreement to which Customer or its property is subject or bound;

H)
As required by CFTC regulations, Customer shall create, retain, and produce upon request of the applicable contract market, the CFTC or the United States Department of Justice documents (such as contracts, confirmations, telex printouts, invoices, and documents of title) with respect to cash transactions underlying exchanges of futures for cash commodities or exchanges of futures in connection with cash commodity transactions;

I)
Absent a separate written agreement between Customer and R.J. O’Brien with respect to give-ups, R.J. O’Brien, in its discretion, may, but shall have no obligation to, accept from other brokers contracts executed by such brokers on an ex- change for Customer and proposed to be “given up” to R.J. O’Brien for clearance and/or carrying in the Account; if R.J. O’Brien does accept such Contracts, Customer authorizes R.J. O’Brien to pay and charge to Customer’s Account any give-up or give-in fee that may be charged by any exchange or clearing house or by executing firm or broker whom Customer or its agents have authorized to execute transactions for Customer’s Account;

J)
If Customer is subject to the Financial Institution Reform, Recovery and Enforcement Act of 1989, the certified resolu- tions set forth following this Agreement have been caused to be reflected in the minutes of Customer’s Board of Directors (or other comparable governing body) and this Agreement is and shall be, continuously from the date hereof, an official record of Customer; and

K)	The accompanying General Account Application (including any financial statements furnished in connection therewith) is true, correct, and complete.

Customer agrees to promptly notify R.J. O’Brien in writing if any of the warranties and representations contained in this Section 15 becomes inaccurate or in any way ceases to be true, complete, and correct.

16. TAPE RECORDING
Customer hereby authorizes R.J. O’Brien to make recordings of telephone conversations between Customer and R.J. O’Brien re- gardless of whether a periodic tone signal is used. Customer consents to the use of such tape recording in any forum in connection with resolving disputes. R.J. O’Brien and its affiliates may also, at their discretion, utilize a telephone recording system to place Cus- tomers orders. R.J. O’Brien may erase or dispose of such tapes in accordance with its normal procedures.

17. AMENDMENTS AND GUARANTEES
This Agreement, reflects the entire agreement between R.J. O’Brien and Customer and supersedes all prior oral and written agreements between the parties relating to the subject matter hereof. No provi- sion hereof shall in any respect be waived, augmented or modified unless in writing and signed by an official so authorized in R.J. O’Brien’s office headquarters.

18. GOVERNING LAW AND WAIVER OF STATUTES OF LIMITATIONS
This Agreement shall be governed by the internal laws of the State of Illinois, excluding conflict-of-laws principles. Customer agrees that no law suit, arbitration proceeding or other claim or action relating to this Agreement or the transactions in Customer’s account may be initiated by Customer unless commenced within one year from the date of the disputed transaction; provided, however, that any action brought under the provisions of Section 14 of the Commodity Exchange Act, may be brought at any time within two years after the cause of action accrues.

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Rev 8/12R	10	ESTABLISHED IN 1914

19. INDEMNIFICATION
Customer agrees to indemnify, defend and hold harmless R.J. O’Brien and its directors, officers, employees, and agents from and against any loss, cost, claim, damage (including any consequential cost, loss or damage), liability, or expense (including reasonable attorneys’ fees) and any fine, sanction or penalty made or imposed by any regulatory or self-regulatory authority or any exchange as the result, directly or indirectly, of: (a) Customer’s failure, breach, or refusal to fully and timely comply with any provision of this Agreement or perform any obligation on its part to be performed pursuant to this Agreement; (b) any actions of any third party se- lected by Customer which affect Customer’s Account; or (c) Customer’s failure to timely deliver any security, commodity, or other property previously sold by R.J. O’Brien on Customer’s behalf. Customer additionally agrees to pay promptly to R.J. O’Brien all reasonable attorney’s fees incurred by R.J. O’Bri- en (i) in the enforcement of any of the provisions of this Agree- ment, or (ii) in any action, claim or demand filed by Customer arising out of this Agreement or any other Agreements between R.J. O’Brien and Customer where R.J. O’Brien is not found to be liable or responsible.

20. ELECTRONIC TRADING AND ONLINE SERVICES
R.J. O’Brien will provide Customer with an individual password and a unique user identification (together, the “Access Codes”). The Access Codes will enable Customer to access its account and enter orders for its account through an RJO Platform. Customer is responsible for maintaining adequate security measures to ensure that the Access Codes are kept confidential at all times. Customer accepts full responsibility for the use and protection of the Access Codes, which includes, but is not limited to, all orders entered into an RJO Platform using the Access Codes and changes in Custom- er’s account information that are entered using the Access Codes.

Customer shall take reasonable and appropriate steps to reduce or limit trading errors resulting from the Customers’ access to an RJO Platform. Such measures may include placing limits on the number of contracts placed per order or placing limits on the price at which an order may be placed.

Customer accepts full responsibility for monitoring its account (s) with R.J. O’Brien. Should Customer become aware of any loss, theft or unauthorized use of its Access Codes, Customer shall noti- fy R.J. O’Brien immediately. Customer shall notify R.J. O’Brien within one (1) business day of discovering any failure to receive compilations and details of transactions or other communications from R.J. O’Brien. Under either situation, Customer shall provide written notice to R.J. O’Brien’s Compliance Director at R.J. O’Brien’s office, and such notice will be deemed received only if actually delivered, sent by electronic mail to info@rjobrien.com, Attention: Compliance Department, or by fax to 312-373-5290, Attention: Compliance Department.

Any and all materials that R.J. O’Brien provides to Customer in connection with an RJO Platform are (i) provided on a non- exclusive non-transferable basis, (ii) the property of R.J. O’Brien and (iii) intended for Customer’s use only. Customer shall not resell or permit access to an RJO Platform to others and agrees not to copy any materials appearing on an RJO Platform for resale to others. Customer further agrees not to delete any copyright notices or other indications of protected intellectual property rights from materials that Customer prints or downloads from an RJO Platform. Customer shall not obtain any intellectual property rights in or any right or license to use such materials on an RJO Platform other than as set out herein. Customer agrees to use an RJO Plat- form at Customer’s own risk. Customer shall be responsible for providing and maintaining the means by which to access an RJO Platform, which may include without limitation a personal comput- er, modem and telephone or other access line. Customer shall be responsible for all access and service fees necessary to connect to an RJO Platform and assumes all charges incurred in accessing such system. Customer further assumes all risks associated with the use and storage of information on Customer’s personal computer. An RJO Platform may contain links to websites controlled or offered by third parties. The existence of such links should not be construed as an endorsement, approval or verification by R.J. O’Brien of any content available on third party sites.

21. TERMINATION
This Agreement may be terminated by R.J. O’Brien or the Customer immediately upon written notice to the other party. In the event of such termination, Customer shall immediately liquidate positions in Customer’s account (s), or transfer such open commodity interest positions to another FCM. Notwithstanding any termination, Cus- tomer shall satisfy all liabilities to R.J. O’Brien arising hereunder (including, but not limited to, payment of applicable debit balances, commissions and fees, including fees with respect to the transfer of positions to another FCM). This Agreement shall be binding upon Customer’s personal representatives and legal successors, and shall inure to the benefit of R.J. O’Brien’s successors by merger, assign- ment, consolidation or otherwise. In the event of Customer’s bank- ruptcy proceedings, death, incompetence, dissolution, or failure to provide adequate margin, R.J. O’Brien is authorized to terminate account in the fashion described elsewhere in this Agreement, without prior notice to the Customer. The termination of this Agreement shall not affect the obligations of the parties arising from transactions entered into prior to such termination. R.J. O’Bri- en reserves the right to terminate any Customer account at any time, for any reason. connect to an RJO Platform and assumes all charges incurred in accessing such system. Customer further assumes all risks associated with the use and storage of information on Custom- er’s personal computer. An RJO Platform may contain links to websites controlled or offered by third parties. The existence of such links should not be construed as an endorsement, approval or verifi- cation by R.J. O’Brien of any content available on third party sites.

22. OFFSETTING POSITIONS
If Customer maintains separate accounts in which, pursuant to Commodity Futures Trading Commission Regulation 1.46 , offset- ting positions are not closed out, R.J. O’Brien hereby advises Customer that (if held open) offsetting long and short hedge positions in the separate accounts may result in the charging of additional fees and commissions and the payment of additional margin, although offsetting positions will result in no additional market gain or loss.

23. CFTC Reg. 15.05 -DESIGNATION OF R.J. O’BRIEN AS AGENT OF FOREIGN BROKERS, CUSTOMERS OF A FOREIGN BROKER ANDFOREIGN TRADERS; AND REG 21.03 SELECTED SPECIAL CALLS – DUTIES OF FOREIGN BROKERS, DOMESTIC AND FOREIGN TRADERS, FU- TURES COMMISSION MERCHANTS (FCM) AND CON- TRACT MARKETS

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Rev 8/12R	11	ESTABLISHED IN 1914

If Customer is a foreign broker it understands that pursuant to CFTC Regulation 15.05, R.J. O’Brien is Customer’s agent (and in the case of a foreign broker, the agent of its customers) for purpos- es of accepting delivery, and service of any communication upon R.J. O’Brien shall constitute valid and effective service or delivery upon Customer (and if it is a foreign broker, upon its customers). Customer understands that said regulation requires R.J. O’Brien to transmit the communication promptly to it (or its customer) in a manner which is reasonable under the circumstances or specified by the CFTC. Customer also understands CFTC Regulation 21.03 requires it to provide to the CFTC upon special call, market infor- mation concerning its options and futures trading (or its custom- ers’) as outlined in the regulation. If Customer fails to respond to the special call, the CFTC may direct the appropriate contract market and all brokers to prohibit further trades for or on its behalf (or for its customers) in the contract specified in the call unless such trades offset existing open contracts. Special calls are made where the information requested would assist the CFTC in deter- mining whether a threat of market manipulation, corner, squeeze or other market disorder existed. Under Regulation 21.03(g) if Customer believes it is aggrieved by the action taken by the CFTC it shall have the opportunity for a prompt hearing after the CFTC acts. (Customer understands that copies of CFTC Regulation 15.05 and 21.03 are available from R.J. O’Brien).

24. MARKET INFORMATION
Exchange and R.J. O’Brien brochures and research are often pro- vided as trading tools. In addition, an RJO Platform may also con- tain certain market information. Customer acknowledges that: (a) any information R.J. O’Brien’s research department may communicate to Customer does not constitute an offer to sell or a solic- itation of any offer to buy any Contract; (b) such recommendations and information, although based upon information obtained from sources believed by R.J. O’Brien to be reliable, are incidental to R.J. O’Brien’s business as a futures commission merchant, may be incomplete and not subject to verification, and will not serve as the primary basis for any decision by Customer; (c) R.J. O’Brien makes no representation, warranty, or guarantee as to, and shall not be responsible for, the accuracy or completeness of any information or trading recommendation furnished to Customer; (d) recommendations to Customer as to any particular transaction at any given time may differ among R.J. O’Brien’s personnel due to diversity in analysis of fundamental and technical factors and may vary from any standard recommendation made by R.J. O’Brien in its market letters or otherwise; and (e) R.J. O’Brien has no obli- gation or responsibility to update any market recommendations or information it communicates to Customer. Customer understands that R.J. O’Brien and its officers, directors, affiliates, stockhold- ers, representatives, or associated persons may have positions in and may intend to buy or sell Contracts which are the subject of market recommendations furnished to Customer, and that the market positions of R.J. O’Brien or any such officer, director, affili- ate, stockholder, representative, or associated person may or may not be consistent with the recommendations furnished to Customer by R.J. O’Brien.

25. CONSENT TO JURISDICTION
Customer agrees that all disputes, claims, actions or proceedings arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement shall be litigated or arbitrated exclusively in a court or arbitration forum located in Chicago, Illinois, unless otherwise agreed by R.J. O’Brien. Customer consents and submits to the jurisdiction of any state or federal court or arbitration forum located within the Northern District of Illinois. Customer hereby waives any right Customer may have to transfer or change the venue of any litigation brought against Customer by R.J. O’Brien or by Customer against R.J. O’Brien. Customer acknowledges and consents to R.J. O’Brien’s election to instigate legal action to collect any debit balance in Customer’s account(s) in any court located in the Northern District of Illinois.

Customer appoints and designates R.J. O’Brien (or any other party whom R.J. O’Brien may from time to time hereinafter designate) as Customer’s true and lawful attorney-in-fact and duly authorized agent for service of legal process and agrees that service of such process upon such attorney-in-fact shall constitute personal service of such process upon Customer; provided, that R.J. O’Brien or such other party shall, within five days after receipt of any such process, forward the same by air courier or by certified mail, together with all papers affixed thereto, to Customer at Customer’s mailing ad- dress. If any provision of this paragraph shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invali- dating the remaining provisions of this paragraph.

26. WAIVER, AMENDMENT AND ASSIGNMENT
The failure of R.J. O’Brien to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provi- sion nor in any way to affect the validity of this Agreement or the right of R.J. O’Brien thereafter to enforce each and every provision hereof. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. No waiver or amendment shall be implied from any conduct, action, or inaction. No provision of this Agreement may be waived or amended by customer unless such waiver or amendment is in writing and signed by an authorized officer of R.J. O’Brien. RJO may assign, transfer, sell or otherwise convey its rights and obligations hereunder to another futures commission merchant upon notice to you.

27. FACSIMILE EXECUTION
Customer agrees any records stored by a printed media storage method shall be deemed complete, true and genuine record of your account documents and signatures. If the Customer elects to open an account through the use of an electronic signature under the fed- eral E-SIGN legislation, such electronic signature will meet the requirements of an original signature. However, at the sole discre- tion of R.J. O’Brien, documents signed and transmitted by facsimile machine or electronic mail may be accepted as original documents. The signature of any person or entity thereon, is to be considered as an original signature, and the document transmitted is to be consid- ered to have the same binding effect as an original signature on an original document. At the request of R.J. O’Brien, any facsimile or telecopy document must be re-executed in original form by the persons or entities who executed the facsimile or telecopy docu- ment. No party hereto may raise the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this section. Customer attests that if Customer has downloaded this Agreement from the internet or any electronic message, Customer has printed it directly from the PDF or other electronic file provided by R.J. O’Brien without modification.

28. ELECTRONIC SIGNATURE
Customers consent and agree that their use of a key pad, mouse or

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Rev 8/12R	12	ESTABLISHED IN 1914

other device to select an item, button, icon or similar act/action while using any electronic service R.J. O’Brien offers, or in ac- cessing or making any transactions regarding any agreement, ac- knowledgment, consent, terms, disclosures or conditions consti- tutes such Customer’s signature, acceptance and agreement as if actually signed by such Customer in writing. Further, Customers agrees that no certification authority or other third party verifica- tion is necessary to the enforceability of their signature or any resulting contract between them and R.J. O’Brien.

29. SEVERABILITY
If any provision of this Agreement shall be prohibited by or inva- lid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity ascend, without in- validating the remaining provisions of this Agreement.

THIS ACCOUNT AGREEMENT CONTAINS A CONTRACTUAL AGREEMENT. DO NOT SIGN UNTIL YOU HAVE READ IT CAREFULLY. BY SIGNING BELOW, THE UNDERSIGNED REPRESENTS AND WARRANTS TO R.J. O’BRIEN THAT ALL INFORMATION CONTAINED HEREIN, OR IN ANY OTHER ACCOUNT FORM OR OTH- ER DOCUMENT FROM THE UNDERSIGNED IS TRUE AND CORRECT AND THAT IF ANY CHANGES TO SUCH INFORMATION OCCUR, THE UNDERSIGNED WILL IMMEDIATELY INFORM R.J. O’BRIEN, IN WRITING, OF SUCH CHANGES. BY SIGNING BELOW, THE UNDER-SIGNED ACKNOWLEDGES THAT (S)HE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND CONDITIONS OF THE COMMODITY CUSTOMER AGREEMENT AND SHALL BE BOUND BY THEM.

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Account Agreement

C. Corporate Account
Customer represents and warrants that the Corporation is duly organized and in good standing under the laws of its state of incorporation and that trading commodity futures contracts, options on futures contracts and security futures contracts is within the powers granted to it. A copy of the latest audited financial statement, a Letter of Good Standing and the Articles of Incorporation are attached. The undersigned represents that he has full authority to enter into the Account Agreement on behalf of the Corporation and is concurrently furnishing to R.J. O’Brien a Corporate Authorization as prescribed by R.J. O’Brien. Customer also requestsvthat all confirmations of transactions be sent to the business address of the Corporation in care of David Hausler.(Name of individual authorized to receive statements.)

1/22/15	By:	/s/ David Hausler
Date

Little Harbor Multistrategy Composite Fund	Title:	CFO
Name of Corporation

F. Limited Liability Company
Customer represents and warrants that the Limited Liability Company is duly organized and in good standing under the laws of its state of organization and that trading commodity futures contracts, options on futures contracts and security futures contracts is within the powers granted to it. The undersigned represents that he is a manager or otherwise has full authority to enter into the Agreement on behalf of the Company and is concurrently furnishing to R.J. O’Brien a Limited Liability Resolution as prescribed by R.J. O’Brien. Attached is the Operating Agreement and Articles of Organization for this Limited Liability Company.

Customer also requests that all confirmations of transactions be sent to the address of the Limited Liability Company in care of                                                                                   .(Name of individual authorized to receive statements)

Name of Company

By:
Signature

Title:
Date

Rev 8/12R	13	ESTABLISHED IN 1914

RIDER TO
ACCOUNT AGREEMENT
FOR
INVESTMENT COMPANY CUSTOMER

This Rider is attached to and hereby made part of that certain Account Agreement dated January 22nd (the “Agreement”), by and between R.J. O’Brien & Associates, LLC and (R.J. O’Brien”) and Little Harbor Multistrategy Composite Fund (“Customer’).

In connection with R.J. O’Brien’s maintenance of Customer’s assets under the Agreement, the parties hereby agree as follows:

I.	R.J. O’Brien shall comply with the segregation requirements of section 4d(2) of the Commodity Exchange Act and the rules thereunder or, if applicable, the secured amount requirements of rule 30.7 under the Commodity Exchange Act;
II.	R.J. O’Brien, as appropriate to Customer's transactions and in accordance with the Commodity Exchange Act and the rules and regulations thereunder, may place and maintain Customer's assets to effect the Customer’s transactions with another futures commission merchant, a clearing organization, a U.S. or foreign bank, or a member of a foreign board of trade, and shall obtain an acknowledgment, as required under rules 1.20(a) or 30.7(c) under the Commodity Exchange Act, as applicable, that such assets are held on behalf of R.J. O’Brien's customers in accordance with the provisions of the Commodity Exchange Act; and
III.	R.J. O’Brien shall promptly furnish copies of or extracts from R.J. O’Brien records or such other information pertaining to Customer's assets as the U.S. Securities Exchange Commission through its employees or agents may request.

Customer	Little Harbor Multistrategy Composite Fund	R.J. O’Brien
Signature:	/s/ David Hausler	Signature:	Nancy Westwick
Name:	David Hausler	Name:	/s/ Nancy Westwick
Title:	CFO	Title:	Executive Director
Date:	1/22/15	Date:	1/29/15